CONFORMED COPY

Agreement

    Today, Friday 27 October 2000 it was agreed that Louise Blouin voluntarily resigns from all her functions from Trader.com N.V. («the Company») and any and all of its subsidiaries under the following conditions:

  1)
  An overall severance payment in a lump sum of Euro 2.5 million be paid within 10 days of the date hereof. Such payment to include any and all claims and demands against the Company except for costs which clearly and in mutual agreement are for the expense of the Company. Mrs. Louise Blouin's legal costs related to her resignation from the Company and the subsequent negotiations / legal assistance with respect to reaching a solution regarding voting and control issues of the shares held by Floscule in the Company shall be for the account of the Company.

  2)
  The existing stock option plan for Louise Blouin and John MacBain will be cancelled as of this date resulting that each of Louise Blouin and John MacBain will keep 30% of the original stock option plan (i.e. 30% of 861,000 shares) already vested.

  3)
  Any future option plan or allocation will be dealt with by the Board of Supervisory Directors in future meetings.

  4)
  Mrs. Louise Blouin will be nominated for election to the Board of Supervisory Directors in the next General Meeting of Shareholders, subject to the conditions in the attached letter of CGIP.

  5)
  Mrs. Louise Blouin is invited to assist in wording her resignation and nomination to the Board in a press release, the final wording of which will be mutually agreed upon.

  6)
  Any outstanding amounts owed to Mrs. Louise Blouin by the Company such as positive current accounts or back pay for salary before today and reimbursements for expenses are to be paid and are not included in the above mentioned lump sum of Euro 2.5 million, and vice versa.

  7)
  The list of personnel attached resigning from Trader.com N.V. and / or any affiliates or subsidiaries may or may not enter into employment directly or indirectly with a company in which Mrs. Louise Blouin has a managerial position and / or of which she is a shareholder. Such personnel will be dealt with on a fair basis with respect to their severance pay package and reputation to be co-ordinated by Rob Fetherstonaugh and Arnaud Fayet.

  8)
  If the Company continues to use the general offices, it will pay costs on the terms now in force. If the Company vacates the offices, the company will continue to pay rent until the premises can be re-rented. The Company will vacate the premises as soon as reasonably possible.

  9)
  The above will be reflected in the next Board Minutes.

  10)
  All of the above to be governed by Dutch Law. The courts in Amsterdam will have jurisdiction over all disputes.

  11)
  Any and all incorrect procedures and convocations to date are waived herewith.

Trader.com N.V.

For and on behalf of the
Board of Supervisory Directors

/s/ CHRIS VAN DEN BERG Director	/s/ LOUISE T. BLOUIN Louise T. Blouin
/s/ RENE RIJNTJES Director